Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-69595
________________________________________________________________________________

                                     P R O S P E C T U S
________________________________________________________________________________




                                    1,231,484 Shares

                                     Common Stock

                                     ______________



       The 1,231,484 shares of common stock, $.001 par value, of Platinum Entertainment, Inc. covered by this prospectus may be sold from time to time by the stockholders listed in this prospectus under "Selling Stockholders," or their pledgees, donees, transferees or distributees, or their respective successors in interest. This prospectus relates to the shares that may be issued to the selling stockholders when they exercise their warrants and other certain shares of common stock held by certain selling stockholders that are currently restricted. We will not receive any proceeds from the sale of shares by the selling stockholders but we will receive the proceeds from the exercise of the warrants by the selling stockholders, unless the selling stockholders opt to exercise their warrants on a cashless basis. See "Use of Proceeds."

                                     PTET -- Nasdaq National Market



       INVESTING IN THE SHARES COVERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS THAT BEGIN ON PAGE 4 IN THIS PROSPECTUS.

       Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities,or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                              _____________________

                                January 13, 1999
                              _____________________

                                AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can read and copy such reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You can obtain information on the operations of the Commission's Pubic Reference Room at 1-800-SEC-0330. The reports, proxy statements and other information that we file with the Commission electronically are available at the Commission's web site at
  http://www.sec.gov.   Our common stock is traded on the Nasdaq National
  Market. Reports, proxy statements and other information about us also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

       We have filed with the Commission a registration statement on Form S-3 (which, together with all amendments and exhibits, is referred to in this prospectus as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is only a part of the Registration Statement. For further information, you should refer to the Registration Statement which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are made a part of this prospectus:

    1. Our Annual Report on Form 10-K, as amended, for the fiscal year ended May 31, 1997.

    2. Our Transition Report on Form 10-K, as amended, for the period June 1, 1997 to December 31, 1997;

    3. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1997, as amended, November 30, 1997, as amended, March 31, 1998, as amended, June 30, 1998 and September 30, 1998;

    4. Our Current Reports on Form 8-K dated September 10, 1997, December 22, 1997 and March 13, 1998; and

    5. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

    All of the documents we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus is deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded,to constitute a part of this prospectus.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person,a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such copies should be directed to our principal office:
  Platinum Entertainment, Inc., 2001 Butterfield Road, Downers Grove, Illinois 60515, Attention: Secretary (telephone: 630- 769-0033).

                                    RISK FACTORS

       Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock.

       Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "estimate" and "expect" or similar words. You should read statements that contain these words because they (1) discuss our future expectations, (2) contain projections of our future results of operations or of our financial condition, or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future,however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus,provide examples of risks,uncertainties and events that may cause our actual results to differ materially and adversely from the expectations we describe in our forward-looking statements. In such case the, trading price of our common stock could decline and you may lose all or part of your investment.

  Historical Operating Losses
     We have experienced operating and net losses each fiscal year since
inception.   We may continue to incur operating and net losses.  Our future operating results depend on many factors, including demand for our products, the level of competition, our ability to acquire,develop and market new artists and products and the ability of our officers and key employees to manage our business and control costs.

  Management of Growth
     We have grown rapidly and we intend to continue growing in the future. Our rapid growth presents numerous challenges and places significant additional
pressure on our managerial, financial and other resources.   To manage such
growth it is necessary that we continue to implement and improve our operating systems, attract and train more qualified personnel, integrate acquired businesses and products, and expand our facilities. If we fail to effectively manage our growth, our business, operating results or financial condition could be materially adversely affected.

  RISKS OF INADEQUATE FINANCING
   Successful implementation of our strategy will require continued access to captial. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain captial through additional debt or equity financing. We cannot assure that such debt or equity financing will be obtained or that, if obtained, such financing will be on terms that are more favorable to us or sufficient for our needs.

  With respect to our acquisition strategy, we currently intend to finance future acquisitions by using our common stock for all or portion of the consideration to be paid. In the event that our common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept common stock as consideration for the sale of their businesses, we may be required to utilize more of our cash resources or obtain other financing. If we are unable to obtain sufficient financing, we may be unable to fully implement our acquisition or other strategies.

  Highly Competitive Market
     The recorded music industry is highly competitive. We face competition for discretionary consumer purchases of our products from other record companies and other entertainment companies, such as film and video companies. The market for pre-recorded music is dominated by five major record companies in the United States (Thorne EMI, Bertelsmann AG, Sony Corp., Time Warner, Inc. and Universal Music Group). Our ability to compete in this market depends largely on:
 . the skill and creativity of our employees and their relationships with artists;
 .  our ability to sign new and established artists and songwriters;
 .  the expansion and utilization of our catalog;
 .  the acquisition of licenses to enable us to create compilation packages;
 . the effective and efficient distribution our products; and . our ability to build upon and maintain our reputation for producing, licensing, acquiring, marketing and distributing high quality music.

     Results and the future success of our sales and marketing efforts through the Internet will be affected by existing competition and by additional entrants to the electronic commerce market. Many of our competitors have significantly longer operating histories, greater financial resources and larger music catalogs. We cannot assure that we will continue to compete successfully with our competitors in the future.

  Risks Inherent in the Recorded Music Industry
     The recorded music industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. As a result, we cannot assure the financial success of any particular release, the timing of success or the popularity of any particular artist. We may be unable to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

 Fluctuations In Our Quarterly Operating Results and Seasonality
     Our results of operations are subject to seasonal variations. In particular, our revenues and operating income are affected by end-of-the-year holiday sales. In accordance with industry practice, we record revenues for music products when the products are shipped to retailers. In anticipation of holiday sales, retailers purchase products from us prior to December. As a result, our revenues and operating income typically decline during December, January and February. In addition, timing of a new release may materially affect our business, financial condition and results of operations. For example, if releases planned for the peak holiday season are delayed, our business, financial results and operating results could be materially adversely affected.

  Risks Related To Our Distribution Systems
     We distribute pre-recorded music in various formats through traditional retail distribution and through the Internet. We also serve as a distributor for various third party music labels located in the United States and Europe.
  Our traditional retail channels are:

  . Platinum Distribution (our proprietary distribution system, formerly named Intersound Distribution)
  . Universal Music and Video Distribution (formerly named PolyGram Group Distribution, Inc.) ("Universal")
  .  Platinum Christian Distribution

       During the nine months ended September 30, 1998, sales generated by Platinum Distribution and Universal comprised 60% and 39%, respectively, of our total gross product sales. We cannot assure that we can maintain our relationship with Universal beyond the terms of our existing agreement, which will expire on December 31, 2002. We may be unable to establish a new agreement with Universal, or establish a substitute arrangement with one or more of the major distributors in the industry on favorable terms. In such event, our business, results of operation and financial condition may be materially adversely affected.

       We also sell our products through the Internet through our website PlatinumCD.com. Revenues from PlatinumCD.com are not currently a significant part of our business. The future success of on-line sales and marketing efforts cannot be adequately determined at this time, particularly due to the short history of the electric commerce market and the challenges to the protection of music files transmitted through the Internet. Results will also be affected by existing competition and by additional entrants to the market, many of whom may have substantially greater resources.

  Risks Associated with Product Returns
     Our products are sold on a returnable basis which is standard music industry practice. We set reserves for future returns of products estimated based on return policies and experience. We expect that our actual return experience will be within standard industry parameters. However, we may experience an increase in returns over our established reserves. If this occurs our business, results of operations and financial condition could be materially adversely affected.

  Risks Related To Our Licensing Activity
     We license the rights to numerous master recordings and compositions from third parties for recording and re-recording of music to produce compilations and to expand  of our catalog.  We also seek to license the rights to our master recordings and compositions to third parties for use in albums, films, and televisions programs for a royalty or a flat fee.  These cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity.  If these practices change, we cannot assure that we will be able
to obtain licenses from third parties on satisfactory terms, or at all, and our business, financial condition and operating results, particularly with respect to compilation products, could be materially and adversely affected.

  Risks Related To Our Acquisition Strategy
     While we are not currently a party to any agreements or understandings for any material acquisitions, we expect to continue to seek to acquire master recordings, music publishing rights and other record companies. Acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

    . We may not be successful in identifying attractive acquisitions. We compete with other companies to acquire master recordings, music publishing rights and other record companies. We expect that this competition will continue, which may inhibit our ability to complete suitable acquisitions on favorable terms.

    . We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to music catalog, publishing rights and other intangible assets we may acquire. This additional debt and amortization expense may materially adversely affect our business, financial condition and results of operations. In addition, acquisitions will require the consent of our current lender and certain financial covenants in our credit agreement may limit our ability to incur debt in connection with acquisitions.

    . We may be unable to successfully integrate acquired businesses and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to successfully integrate acquired businesses, product lines and personnel, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, efforts to integrate or failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with our key employees and customers.

  Dependence on Key Personnel
   Our success depends largely on the skills, experience and efforts of our executive officers and key employees, especially our Chairman, President and Chief Executive Officer, Steven Devick. The loss of the services of Mr. Devick or other members of our senior management, could materially adversely affect our business, financial condition or results of operations. In addition, in large part, our success will depend on our ability to attract and retain qualified management, marketing and sales personnel. We experience competition for qualified personnel with other companies and organizations. Our inability to hire or retain qualified personnel could have a material adverse effect on our business, financial condition or results of operations. We have entered into employment agreements with certain members of our senior management team, including Mr. Devick, Douglas C. Laux, Chief Financial Officer, Thomas R. Leavens, General Counsel and Lynne Hoffman-Engel, Executive Vice President.
We also maintain a key man life insurance policy in the aggregate of $10 million on the life of Mr. Devick.


  Year 2000 Risks

     Many existing computer programs use only two digits (rather than four) to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

     We are currently working to resolve, but have not completed, an assessment of our Year 2000 issues. Until we have completed our review of the significant software and equipment used in our business operations, and the operations of our key business partners, we cannot be sure that our efforts to address Year 2000 issues are appropriate, adequate or complete.
     Based on our current assessment of our Year 2000 issues, we may face the following concerns:

     . We are dependent on personal computer systems for internal electronic information processing. To bring our systems into Year 2000 compliance we have spent approximately $180,000 since January 1, 1998, and intend to spend an additional $20,000 by July 31, 1999, to replace existing hardware and software.
     . We are currently operating two independent financial accounting software packages - one in our Downers Grove, Illinois location and the other in our Alpharetta, Georgia location; our Alpharetta location also houses our distribution system. We upgraded the software package used in our
        Downers Grove location with software that is Year 2000 compliant.   We
        intend to replace the financial and distribution software packages in our Alpharetta location with software that is Year 2000 compatible. We have spent approximately $216,000 on software since January 1, 1998 and expect to spend an additional $30,000 on software for our systems by July 31, 1999. We have also paid $387,000 in consulting services since January 1, 1998 and expect to spend an additional $200,000 on consulting services by July 31, 1999. If the new software in our Alpharetta location is not operational by March 31, 1999, we intend to use our existing financial software in our Downers Grove location for all of our financial accounting. We intend to modify our existing distribution software to be Year 2000 compatible at no material incremental cost. In either case, we are planning to be Year 2000 compliant by July 31, 1999.

     . We are currently assessing the state of readiness for Year 2000 of our material vendors, suppliers, customers and other material third parties. This assessment is not complete. We expect to have this assessment completed by March 31, 1999. If any of our material vendors, suppliers or customers, particularly our third party distributor Universal, has a serious Year 2000 problem, we could experience a loss of revenues from their operations and/or incur a significant amount of expenses.

     As a result of these Year 2000 issues, we may suffer the following consequences:

     . We may experience a significant number of operational inconveniences and inefficiencies for us and our customers that may divert our time and attention and financial and human resources from our ordinary business activities.

     . We may suffer serious systems failures that may require significant efforts by us or our customers to prevent or alleviate material business disruptions.

     . We may be in default of a number of agreements, including our credit agreement, if we fail to respond to our Year 2000 issues in a timely manner.

     . We may experience significant loss of revenues or incur a significant amount of unanticipated expenses.

  Anti-Takeover Considerations
     Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that may delay, defer or inhibit a future acquisition of us not
approved by the Board of Directors.   This could occur even if our shareholders
are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the consent of the Board of Directors. These provisions include: (1) limitations on our stockholders' ability to nominate directors or act by written consent, (2) a staggered Board of Directors and (3) the ability of the Board of Directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders. These provisions also could discourage bids for your shares of common stock at a premium and have a material adverse effect on the market price of your shares. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute.

  Volatility of Our Stock Price
     Our common stock is traded on the Nasdaq National Market. The market price of our common stock has historically been volatile. We believe the market price of our common stock could fluctuate substantially, based on a variety of factors, including quarterly fluctuations in results of operations, timing of product releases, announcements of new products and acquisitions or acquisitions by our competitors, changes in earnings estimates by research analysts, and changes in accounting treatments or principles. The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations could have a material adverse effect on the market price of our common stock. Furthermore, stock prices for many companies, particularly entertainment companies, fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our products, may adversely affect the market price of our common stock.

                                     THE COMPANY

  Overview

    Our primary business is the production, distribution, marketing and sale of music. Our pre-recorded music products include new releases, typically by artists established in a particular genre, as well as compilations featuring various artists and repackagings of previously recorded music from our master
music catalog and under licenses from third party record companies.   We sell
music products, including compact discs, cassettes, and digital versatile discs
(DVDs) mainly to retailers and wholesalers in the United States and through licensees internationally. We currently release pre-recorded music in a variety of genres including Classical, Urban, Adult Contemporary, Blues, Gospel and Country and on a variety of music labels including Intersound Classical, River North, House of Blues, CGI Records and Platinum.

    Expansion and exploitation of our music catalog and publishing rights is an integral part of our business and growth strategy. We currently own or control a music catalog with more than 13,000 master recordings and constantly add to the catalog through strategic and complementary acquisitions, as well as through the signing of established artists with a history of album sales and new artists. We also target the producers of film, television and video projects as potential licensees of our proprietary and controlled recordings.

 We have released music by established artists including, The Beach Boys, Peter Cetera, John Denver, Dionne Warwick, the Blues Brothers, The Band, Roger Daltry, Taylor Dayne, Juice Newton, Phoebe Snow, Taj Mahal, Luther Allison and Otis
Rush. Through the acquisition of Intersound, Inc. in January 1997, we expanded our artist roster with artists such as the Bellamy Brothers, Eddie Rabbitt, Crystal Gayle, and Kansas, and established Classic R&B artists such as George Clinton, Lakeside, Cameo and the Dazz Band. We have also released Blues compilations that are products of our joint venture with House of Blues Records, Inc. and compilations in the Urban genre, including a Billboard Top 200 Best Selling Album.

    We have positioned our company as a market leader in the Gospel market with Top 10 albums by William Becton, James Hall and Vickie Winans (Billboard's Top Gospel Album chart), a genre that expanded its sales by more than 30% in 1996 and 1997. Our music catalog also contains master recordings by other best selling Gospel music acts such as The Winans, Andrae Crouch and Walter Hawkins. Through our acquisition of Intersound Inc., we expanded our Gospel roster to include Vickie Winans and the Mighty Clouds of Joy, each of whom earned nominations for a Grammy Award and a Stellar Award. Recent releases on our Gospel label include albums by artists such as Witness, Walt Whitman and the Soul Children of Chicago and GMWA Mass Choir.

    We have also enjoyed success in the Classical market. In 1998, Billboard named Intersound the No. 1 Top Budget Classical Label of the year and also named Intersound artist, John Bayless, as the No. 1 Top Budget Classical Artist of the year and The Nutcracker Christmas the No. 1 Top Budget Classical Album of the year.

    We distribute our products through traditional retail channels and through the Internet. Domestically, we distribute our products through a multi-channel system comprised of (i) Platinum Distribution, our proprietary distribution system, (ii) Universal Music and Video Distribution (formerly named PolyGram Group Distribution,Inc.) our third-party distributor, and (iii) Platinum Christian Distribution to the Christian retail market. We also serve as a distributor for various third party music labels located in the United States and Europe. We are also increasing our international sales efforts by establishing additional licensing agreements as well as production and distribution agreements on a country-by-country basis.

    On October 1, 1998, we launched our website www.PlatinumCD.com. which allows consumers to buy music through the Internet in four distinct ways:

 . www.PlatinumCD.com allows customers to create customized CD compilations on a "burn and mail" basis, with consumers selecting individual tracks that will be recorded to their own unique compact disc and shipped to them within 48 hours through musicmaker.com, the first and largest custom CD and music download resource on the Internet. We have an equity interest, a licensing and profit-sharing arrangement with musicmaker.com for these sales.

 . www.PlatinumCD.com allows customers to create customized CD compilations through musicmaker.com by downloading "Liquid Tracks" created by Redwood City, California-based, Liquid Audio, to a customer's personal computers. These digital audio files can then be transferred from the computer to a customer's own CD-Recordable device. We have an equity interest, a licensing and profit-sharing arrangement with musicmaker.com for these sales.

 . www.PlatinumCD.com allows customers to purchase CDs manufactured by our various music labels for home delivery at discount prices. We fulfill these sales through Platinum Distribution, our proprietary distribution system.

 . www.PlatinumCD.com gives customers access to hundreds of thousands of commercially available titles, via our affiliation with Amazon.com. We receive referral revenues from the sale of such titles.

     The Company was incorporated in Delaware in 1991. Our principal executive offices are located at 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and our telephone number is (630) 769-0033.

  Recent Developments

     On December 31, 1998 we issued an aggregate of 416,665 shares of Common Stock to Special Situation Equity Fund, L.P., Special Situations Fund III, L.P., Special Situation Cayman Fund, L.P. and Special Situations Technology Fund, L.P. ( the "SS Funds") for an aggregate of $2.5 million in consideration pursuant to Stock Purchase Agreement among the Company and the SS Funds.



  USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus. All of the proceeds will be received by the selling stockholders. See "Selling Stockholders." If and when any of the warrants are exercised and the shares of common stock are issued to the selling stockholders, we will receive the proceeds from the exercise of their warrants, unless the selling stockholders opt to exercise their warrants on a cashless basis. If all of the selling stockholders exercise their warrants for cash, we will receive $2,815,086.00; provided, however, that the exercise price of warrants held by Platinum Venture Partners II,L.P. may be subject to change. The per share exercise price of the common stock underlying Platinum Venture Partners II L.P.'s warrants is equal to the lesser of (i) $6.25 and (ii)
82.5% of the average of the daily closing price per share of common stock of the Company for the 30 consecutive trading days following the public release by the Company of its consolidated earnings statement for the 1998 fiscal year. We will use such proceeds for working capital and other general corporate purposes.

                                SELLING STOCKHOLDERS

   The following table sets forth, as of January 12, 1998, certain information regarding the beneficial ownership of the Company's common stock by each selling stockholder, both before this offering and as adjusted to reflect the sale of the shares of common stock. The shares offered hereby may be offered from time to time in whole or in part by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. Except where otherwise noted, each person named in the following table has, to our knowledge, sole voting and investment power with respect to the shares shown as beneficially owned by such person.

                     Beneficial Ownership Prior    Number       Beneficial
                     to Offering                   of Shares    Ownership
                                                   Offered (1)  After
                                                                Offering(2)
                     ----------------------------              ---------------
                     Number of            Percent              Number  Percent
                     Shares                                    of
                                                               Shares
                     ----------           -------   -------    ------- -------
  Bank of Montreal   235,366(3)           3.7       235,366      -        -
  PPM America
  Special Investments
  Fund L.P.          23,206(3)            *         23,206       -        -
  Platinum Venture
  Partners II,  L.P. 450,000(4)(5)       6.8       450,000       -        -
  PLATINUM
  technology, inc.   53,192(6)(7)        *         53,192        -        -
  Tring
  International Plc  53,055(8)           *         53,055        -        -
  Speical Situations
  Fund III, L.P.     200,000(9)         2.9        200,000       -        -
  Speical Situations
  Private Equity
  Fund, L.P.         116,666(9)         1.7        116,666       -        -
  Special Situations
  Cayman Fund, L.P.  66,666(9)          1.0        66,666        -        -
  Special Situations
  Technology Fund,
  L.P.               33,333(9)          *          33,333        -        -

  __________________
  *  Less than 1%.
(1) Represents the maximum number of shares that may be sold by each of the selling stockholders pursuant to this prospectus.

(2) Assumes the selling stockholders sell all of their shares pursuant to this prospectus. The selling stockholders may sell all or part of their shares.

(3) Represents shares issuable upon the exercise of vested warrants, which were issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act in connection with a loan made to the Company by the selling stockholder. A portion of the original warrant issued to Bank of Montreal dated January 31, 1997 was assigned to PPM of America Investments Fund, L.P. on April 23, 1997.

(4) Represents shares issuable upon the exercise of vested warrants, which were issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to an Investment Agreement, dated October 12, 1998 as amended October 28, 1997, October 30, 1997, and November 26, 1997.

(5) Steven Devick, Chief Executive Officer and President of the Company, is an executive officer of the general partner of Platinum Venture Partners II,L.P. ("PVP II"). In such capacity, Mr. Devick may be deemed a beneficial owner with respect to common stock of the Company held by PVP II. Mr. Devick claims beneficial ownership of 56,250 shares of common stock underlying the warrant to purchase common stock held by PVP II. Mr. Devick disclaims beneficial ownership of the remaining 337,500 shares of common stock underlying the warrant to purchase common stock held by PVP II. Andrew Filipowski, a director of the Company, is the President and Chief Executive Officer, a sole director and a stockholder of the general partner of PVP II. In such capacities, Mr., Filipowski may be deemed the beneficial owner with respect to common stock held by PVP II. Mr. Filipowski claims beneficial ownership of 56,250 shares of common stock underlying the warrant to purchase common stock held by PVP II. Mr. Filipowski disclaims beneficial ownership of the remaining 337,500 shares of common stock underlying the warrant to purchase common stock held by PVP II.

(6) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act for consulting services rendered from February 28, 1998 through August 29, 1998.

(7) Mr. Filipowski, a director of the Company, is the Chief Executive Officer and President of PLATINUM technology, inc. ("Platinum Tech"). In such capacity Mr. Filipowski may be deemed a beneficial owner of common stock held by Platinum Tech. Mr. Filipowski disclaims beneficial ownership of the common stock of the Company held by Platinum Tech.

(8) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to a Purchase Agreement, dated June 29, 1998, effective July 23, 1998 whereby we purchased certain assets from this selling stockholder.

(9) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to a Stock Purchase Agreement dated December 31, 1998.

                                PLAN OF DISTRIBUTION

     Any or all of the shares covered by this prospectus may be sold from time to time by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. The selling stockholders may sell all or a portion of the shares held by them from time to time while the registration statement of which this prospectus is a part remains effective. The aggregate proceeds to the selling stockholders from the sale of shares offered by the selling stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the selling stockholders will sell any or all of the shares offered hereby.

     The selling stockholders may sell the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, including, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (c) ordinary brokerage transactions and transaction in which the broker solicits purchasers, (d) privately negotiated transactions and (e) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker or dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated.  Brokers and dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker or dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker's or dealer's commitment to such selling stockholder. Brokers and dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other brokers and dealers, including transactions of the
nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.  The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker and dealers or other financial institutions. In connection with such transactions, broker and dealers or other financial institutions may engage in short sales of the Company's common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with brokers and dealers or other financial institutions which require the delivery to such broker or dealer or other financial institution of shares offered hereby, which shares such broker or dealer or other financial institution may resell pursuant to this prospectus. The selling stockholders may also pledge shares to a broker or dealer or other financial institution, and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus.

     The selling stockholders and any broker or dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker or dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of our common stock during a period which commences one business day prior to such person's participation in the distribution, subject to certain exceptions, including passive market making activities.

       The Company is responsible for the expenses incident to the offering and sale of the shares (other than commissions, discounts and fees of underwriters, dealers or agents) in accordance with the agreements pursuant to which registration rights were granted to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                    LEGAL MATTERS
     Certain legal matters with respect to the validity of the shares will be passed upon for us by Katten Muchin & Zavis, Chicago, Illinois.

                                       EXPERTS
     The consolidated financial statements of Platinum Entertainment, Inc., as of December 31, 1997 and May 31, 1997 and 1996, and the related seven month period ended December 31, 1997 and each of the three years ended May 31, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein.

-------------------------------------------      -------------------------------
--------------------------------------------     -------------------------------

    We have not authorized any dealer,
salesman or other person to give any
information or to make any representation               1,231,484 Shares
not contained in or incorporated by
reference to this prospectus. This prospectus
does not constitute an offer, or a
solicitation of an offer to buy the shares              Common Stock
by anyone in any jurisdiction in which such
offer or solicitation is not authorized, or
in which the person making the offer or
solicitation is not qualified to do so, or to
any person to whom it is unlawful to make such
offer or solicitation. Under no circumstances
shall the delivery of this prospectus or any
sale made pursuant to this prospectus, create
any implication that the information contained
in this prospectus is correct as of any time
subsequent to its date.
                                                    ________________________

               ________________                        P R O S P E C T U S
                                                    ________________________




                 TABLE OF CONTENTS
                                Page

  AVAILABLE INFORMATION         2
  INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE                3
  RISK FACTORS                  4
  THE COMPANY                   9
  USE OF PROCEEDS               10
  SELLING STOCKHOLDERS          11
  PLAN OF DISTRIBUTION          13
  LEGAL MATTERS                 14
  EXPERTS                       14
                                                        January 13, 1999

-----------------------------------------      ---------------------------------
-----------------------------------------      ---------------------------------